Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-84918, 333-62126, 333-56472, and 333-32436) pertaining to the 2000 International Employee Stock Purchase Plan, BayGate, Inc. Restated 1999 Stock Plan, 2000 Supplemental Stock Option Plan, 1999 Stock Incentive Plan, and 1999 Employee Stock Purchase Plan of Portal Software, Inc. and in the Registration Statements (Form S-3 Nos. 333-49848 and 333-85070) of Portal Software, Inc. and in the related Prospectuses of our report dated February 17, 2003, with respect to the consolidated financial statements and schedule of Portal Software, Inc. included in this Annual Report (Form 10-K) for the year ended January 31, 2003.

/s/    ERNST & YOUNG LLP

San Jose, California

April 30, 2003